FOR IMMEDIATE RELEASE

May 18, 2009

Patient Portal Technologies, Inc. Announces First Quarter 2009 Financial Results

Baldwinsville, NY, May 18, 2009 - Patient Portal Technologies, Inc. (OTCBB: PPRG) (Patient Portal) announced today financial results for the quarter ended March 31, 2009.

Net revenues for the quarter ended March 31, 2009 were $3.9 million representing a decrease of $.3 million over the comparable period revenue of $4.2 million for 2008. Revenue from Patient Services reached a record of $2.6 million, representing an increase of $.820 million or 46% over the comparable period revenue of $1.78 million. This increase was a result of new services as well as new customer relationships. Revenue from equipment sales was $1.3 million down from $2.4 million for the comparable period of 2008. The decrease in equipment revenue is attributable to timing of receipt and processing of orders for new equipment during the first quarter.

The net operating loss for the quarter was $154,000 compared to a net operating loss of $295,000 for the first quarter of 2008. The net loss for the first quarter of 2009 was $ 653,000 compared to an approximate loss of $ 731,000 for the same period of 2008.

After subtracting interest, taxes, depreciation and amortization from the first quarter of 2009, the Company earned approximately $ 217,000 on an EBITDA basis compared to $ 66,000  on a similar basis of for the first quarter of 2008.

Management utilizes the EBITDA measurement as it reflects the Company’s operating performance before unusual deductions for interest, depreciation and amortization which can mask true performance due to the nature of previous acquisitions and debt transactions.  We believe that this information is useful for investors to fully understand the entire operating performance of the business.

The gross margin percentage also increased in the first quarter to approximately 42% from the 2008 first quarter level of 30%, as more of the company’s new higher margin services are being deployed into the market and the mix of revenue shifts from equipment service revenues. Company CEO, Kevin Kelly commented, “We are very pleased with the first quarter service revenue results as well as the progress made with our internal operating improvements. We continue to see significant interest in new services that impact patient satisfaction and improve hospital efficiencies. While equipment revenues were under plan due to timing related issues, the market remains strong and we are confident that we will achieve our plan as the year progresses.”  He added ,”Our platform services are positioned to capitalize on the significant market trend toward improving patient satisfaction and we continue to be confident in our ability to gain market share in this area.”

Patient Portal Technologies, Inc. assists hospitals in increasing financial performance by providing services that improve and enhance the patients experience before, during and after their hospital stay. The company provides its products and solutions to hospitals and healthcare facilities throughout the entire United States

To view the website and obtain Company information go to http://www.patientportal.com.

Patient Portal Investor Relations Contact:

Vanessa Loysen
Patient Portal Investor Relations
(315) 638-6708